CONFIDENTIAL TREATMENT REQUESTED.

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND MARKED WITH “[*******]” OR OTHERWISE CLEARLY INDICATED. AN UNREDACTED VERSION OF THIS DOCUMENT HAS ALSO BEEN PROVIDED TO THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.2

EXCLUSIVE LICENSING AND DISTRIBUTION AGREEMENT

This Exclusive Licensing and Distribution Agreement (“Agreement”) is entered into and effective as of June 03, 2016 (“Effective Date”), by and between FluoroPharma Medical, Inc., a company organized and existing under the laws of Nevada, with its principal place of business located at 8 Hillside Avenue, Suite 207, Montclair, New Jersey, U.S., (“FluoroPharma”) and Sinotau USA, Inc. (a subsidiary of Sinotau Pharmaceutical Group, Chinese Name: 北京先通国际医药科技股份有限公司, i.e. Beijing Xiantong Guoji Yiyao Keji Gufen Youxian Gongsi a company organized and existing under the laws of the People’s Republic of China with registered address at Room 6168, #1 Building, #2 Courtyard, Heng Fu Middle Street, Science City, Fengtai District, Beijing China) a company organized under the laws of Delaware, with its principal place of business located at 27 Drydock Avenue, STE 7, Boston, Massachusetts, U.S.  (“Sinotau”).  FluoroPharma and Sinotau are each referred to herein by name or as a “Party” or, collectively, as the “Parties”.

R E C I T A L S

Whereas, FluoroPharma is engaged in the development, manufacturing and distribution of the Product (as defined below);

Whereas, Sinotau has the capability and resources to obtain regulatory approval of the Product in the Territory and the Field and to market and sell the Product in the Territory and  Field (each as defined below) and to fulfill the needs and requirements of customers who purchase the Product in the Field and Territory; and

Whereas, FluoroPharma desires to grant Sinotau, and Sinotau desires to accept from FluoroPharma, the right to manufacture, market, sell, offer for sale and distribute the Product in the Territory, all on the terms and subject to the conditions stated herein.

AGREEMENT

Now, Therefore, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I – DEFINITIONS

When used in this Agreement, capitalized terms will have the meanings as defined below and throughout this Agreement.

1.1           “Adverse Event” means any untoward medical occurrence in a patient or clinical investigation subject, which results in any unfavorable and unintended sign, symptom, or disease temporally associated with the use of the Product, whether or not considered related to such Product.  Any noxious and unintended response to the Product is considered an Adverse Event. Response to the Product means that a causal relationship between such Product and Adverse Event is at least a reasonable possibility (i.e., the relationship cannot be excluded or cannot be determined).

1.2           “Affiliate” shall mean any Person, whether de jure or de facto, that directly or indirectly through one or more intermediaries controls, control, is controlled by or is under common control with a Party, regardless of whether such Affiliate is or becomes an Affiliate on or after the Effective Date.  A Person shall be deemed to “control” another Person if it (a) owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a Person in a particular jurisdiction) of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the Person.

1.3           “Anti-Corruption Laws” shall mean all applicable laws, regulations, orders, judicial decisions, conventions and international financial institution rules regarding corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses to public officials and private persons, agency relationships, commissions, lobbying, books and records, and financial controls.

1.4           “Applicable Laws” shall mean any and all laws, rules, regulations, directives, and guidances of any governmental authority in the Territory pertaining to the development, manufacture, packaging, labeling, storage, marketing, sale, distribution or intended use of the Product, as amended from time-to-time.

1.5           “BFPET” shall mean [(4-Fluorophenyl)triphenylphosphonium]Chloride

1.6           “BFPET Manufacturer” shall mean a PET Manufacturing Facility that is qualified to manufacture the Product and is so identified in the Product Approval.

1.7           “Calendar Quarter” shall mean, for each Calendar Year, any of the three (3) month periods ending March 31, June 30, September 30, and December 31; provided, that the first  Calendar Quarter for the first calendar Year shall extend from the Effective Date to the end of the applicable three-month period in which the Effective Date falls.

1.8           “Calendar Year” shall mean, for the first Calendar Year, the period commencing on the Effective Date and ending on December 31 of the calendar year during which the Effective Date occurs, and each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31.

1.9           “CFDA” shall mean the China Food and Drug Administration.

1.10         “Change of Control” shall mean, with respect to a Party, the acquisition, directly or indirectly, of beneficial ownership of a percentage of the voting power of such Party sufficient to exercise control over the policies and business decisions of such Party or of all or substantially all of the business or assets of such Party (whether by way of merger, sale of stock, sale of assets or otherwise) by any Person.

1.11         “Clinical Trial License” shall mean approval from CFDA to conduct a clinical trial in China with the Product.

1.12         “Commercially Reasonable Efforts” shall mean the performance of obligations or tasks in a continuous, diligent, expeditious and sustained manner consistent with the reasonable best practices of the radiopharmaceutical industry for marketing, promotion, sale and distribution of a product.

1.13         “Commercial Year” shall mean, for the first Commercial Year, the period commencing on the date Sinotau receives the first Product Approval and ending on December 31 of the following Calendar Year, and each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31.

1.14         “Competing Product” shall mean any other product that competes or could compete with the Product.

1.15         “Confidential Information” shall have the meaning in Section 12.1.

1.16         “Dollars” shall mean U.S. dollars, and “$” shall be interpreted accordingly.

1.17         “End-User” shall mean the hospitals and other healthcare centers where the Product is used clinically for diagnostic purposes.

1.18         “FCPA” shall mean the U.S. Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1, et seq.) as amended.

1.19         “Field” shall have the meaning defined on Exhibit A hereto.

1.20         “Intellectual Property” shall mean (a) patents and patent applications; ZL200580005585.5 (China); 2287838, 2552356, 2825161 (Canada) (b) trademarks, service marks, trade dress, internet domain names, logos, trade names and corporate names and applications for registration thereof; (d) computer software, data and documentation; (e) inventions, trade secrets and confidential business information, whether patentable or non-patentable and whether or not reduced to practice, Know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business date, sales forecasts, pricing and cost information, business and marketing plans and customer and supplier lists and information; and (f) copies and tangible embodiments thereof.

1.21         “Know-how” shall mean all compositions of matter, techniques and data and other know-how and technical information including inventions (whether or not patentable), improvements and developments, practices, methods, concepts, trade secrets, documents, computer data, computer code, apparatus, clinical and regulatory strategies, test data, analytical and quality control data, formulation, manufacturing, patent data or descriptions, development information, drawings, specifications, designs, plans, proposals and technical data and manuals and all other proprietary information that is owned or controlled by FluoroPharma as of the Effective Date and that is relevant to Product, its kit and its precursor in the Field in the Territory.

1.22         “License” shall have the meaning set forth in Section 2.1.

1.23         “Licensed Technology” shall mean, collectively, the licensed Patent Rights and licensed Know-how.

1.24         “NDA” shall mean the formal application made by Sinotau or its affiliates to the CFDA for approval of the Product for sale and marketing in the Field in the Territory after conclusion of Phase III  all required development activities the Territory.

1.25         “Net Sales” shall mean the gross amounts invoiced directly by Sinotau or its Affiliates to End-Users, BFPET Manufacturer, or other Distributors for sales of Product less Value Added Tax (VAT) documented and actually paid during such period (in each case, determined in a manner consistent with financial statements of Sinotau maintained in accordance with the generally acceptable accounting standards in the Territory applied on a consistent basis).  If the consideration for the Product includes any non-cash element; or the Product is transferred to an End-User in any manner other than an arms-length, invoiced sale, the Net Sales applicable to any such transaction shall be the fair market value for the applicable quantity for the period in question in the applicable jurisdiction of the Territory. The fair market value shall be determined, wherever possible by reference to the average selling price of the Product in arms-length transactions in the relevant jurisdiction. Sales between or among Sinotau and its Affiliates and Representatives shall be excluded from the computation of Net Sales.

1.26         “Patent Rights” shall mean patent ZL200580005585.5, 2287838, 2552356, and, any Chinese and Canadian continuing applications thereof including divisions and continuations, any Chinese and Canadian letters patent issuing on said applications, patent applications, any Chinese and Canadian continuing applications thereof including divisions and continuations and any letters patent  issuing thereon.

1.27         “Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Regulatory Authority.

1.28         “Pharmacovigilance” shall mean the process of monitoring the risk/benefit balance of an authorized medicinal product, including the collection, recording and management of Safety Data, in order to examine whether there is any new or changing safety hazard that requires action to be taken to protect patients, and including, where appropriate, communication with the Regulatory Authority to agree on an appropriate risk management strategy.

1.29         “Product Approval(s)” shall mean the approval issued by CFDA and/or Health Canada necessary for use, distribution, promotion and sale of the Product in the Territory.

1.30         “Product” shall have the meaning set forth on Exhibit A hereto.

1.31         “Product Precursor” shall have the meaning set forth on Exhibit A hereto.

1.32         “Product Precursor Kit” shall have the meaning set forth on Exhibit A hereto.

1.33         “Product Quality Complaint” shall mean an oral or written report, originating from an external or internal source, stating that the Product is not meeting the customer's expectations in relation to identity, quality, effectiveness or performance of that Product.

1.34         “Public Official or Entity” shall mean (i) any officer, employee, agent, representative, department, agency, de facto official, corporate entity, instrumentality or subdivision of any government, military or international organization, including, but not limited to, any state-owned or affiliated company or hospital, or (ii) any candidate for political office, any political party or any official of a political party.

1.35         “Quality Control Procedures” shall mean the meaning set forth in Exhibit A.

1.36         “Registration Documents” shall mean regulatory information, data and results relating to the Product which are necessary for obtaining the Clinical Trial License, including in-vitro Product testing data and study data, data queries, data tables reports and case report forms generated during any pre-clinical or clinical study or registry study, for the Product

1.37         “Regulatory Authority” shall mean any nation or government, any provincial, state, regional, local or other political subdivision thereof, any supranational organization of sovereign states, and any department, commission, bureau, agency, authority, board, court of any the foregoing, in each case, having competent jurisdiction over any of the Parties or the activities of the Parties contemplated by, relating to, or taken in connection with, this Agreement.

1.38         “Regulatory Data” shall mean regulatory information, data and results relating to the Product which are necessary for Product Approvals, including in-vitro Product testing data and study data, data queries, data tables reports and case report forms generated during any pre-clinical or clinical study or registry study, for the Product.

1.39         “Regulatory Materials” shall mean all regulatory applications, submissions, notifications, communications, correspondence, registrations, Product Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority for the use, distribution, promotion, importation, exportation, pricing, reimbursement, marketing or sale of the Product in a particular country or jurisdiction.

1.40         “Reimbursement Approval” shall mean, with respect to a jurisdiction, the approval of the reimbursement price for the Product by the Regulatory Authority with responsibility for setting such reimbursement price in such jurisdiction.

1.41         “Representatives” shall mean, with respect to any Person, the directors, managers, employees, independent contractors, subcontractors, agents or consultants of such Person.

1.42         “Safety Data” shall mean all data relating to all Adverse Events, Serious Adverse Events and Special Situations.

1.43           “Safety Data Exchange Agreement” shall mean an agreement between the Parties regarding the guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of Safety Data, Product Quality Complaints and other information concerning the safety or quality of the Products, as may be amended, modified or supplemented from time to time in accordance with its terms.

1.44         “SDN” shall mean Specially Designated Nationals and Blocked Persons as designated by the U.S. Treasury Department’s Office of Foreign Assets Control.

1.45         “Selling Price” shall have the meaning set forth in Section 7.1.

1.46         “Serious Adverse Event” shall mean any untoward medical occurrence related to the Product that at any dose (i) results in death, (ii) is life-threatening (which is defined to include any event in which the subject or patient was at risk of death due to such event), (iii) requires inpatient hospitalization or causes prolongation of existing hospitalization; (iv) results in persistent or significant disability/incapacity; (v) results in a congenital anomaly/birth defect; or (vi) is an important medical event (which is defined as a medical event(s) that may not be immediately life-threatening or result in death or hospitalization, but, based upon appropriate medical and scientific judgment, may jeopardize the patient/subject or may require intervention to prevent one of the other serious outcomes listed above).

1.47         “Special Situation” shall mean any outcomes of pregnancies in patients exposed to the Product, any Adverse Event during breastfeeding, data on use of the Product in children, lack of efficacy (effect), transmission of an infectious disease with the Product, overdose, misuse, or abuse, medication errors or Adverse Event in compassionate use/named patient use of the Product.

1.48         “Specifications” shall mean, with regard to the Product, the specifications that are in effect for the Product and approved by the Regulatory Authorities.

1.49         “Technology Transfer” shall mean FluoroPharma providing to Sinotau, within six (6) months of the Effective Date of this Agreement,  all Know-how, techniques, processes, quality standards, clinical trial data and other necessary technical documentation and expertise needed for the manufacturing in the Territory of the Product, Product Precursor and Product Precursor Kit pursuant to this license.

1.50         “Term” shall have the meaning set forth in Section 13.1.

1.51         “Territory” shall have the meaning set forth on Exhibit A hereto.

1.52         “Third Party(ies)” means any entity other than FluoroPharma, Sinotau or their respective Affiliates.

1.53         “U.S.” shall mean the United States of America, including all possessions and territories thereof.

1.54         “U.S. Export Control Laws” shall mean all applicable U.S. laws and regulations relating to the export or re-export of commodities, technologies, or services, including, but not limited to, the Export Administration Act of 1979, 24 U.S.C. Sec.Sec. 2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. Sec.Sec. 1701-1706, the Trading with the Enemy Act, 50 U.S.C. Sec.Sec. 1 et. seq., the Arms Export Control Act, 22 U.S.C. Sec.Sec. 2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986.

1.55         “USFDA” means the United States Food and Drug Administration.

1.56         “Valid Claim” shall mean a claim of any issued, unexpired patent in the Territory that has not been revoked or held unenforceable or invalid by decision of a court or governmental agency of competent jurisdiction in the Territory from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

ARTICLE II – GRANT OF RIGHTS

2.1           Exclusive License.  Subject to the terms and conditions set forth in this Agreement, FluoroPharma hereby grants to Sinotau, and Sinotau hereby accepts, a royalty bearing, exclusive, license in the Territory in the Field under the Licensed Technology to manufacture, have manufactured, develop, have developed, use and have used, offer for sale, have sold and sell and, make and have made Product Precursor, Product Precursor Kit and Product in the Field in the Territory (the “License”).  Notwithstanding the foregoing, FluoroPharma retains all rights necessary for FluoroPharma to perform its obligations hereunder and the non-exclusive right to develop, make and have made Product in the Territory for use and sale in the Field outside of the Territory provided that in the event that FluoroPharma chooses to have made the Product in the Territory for use and sale in the Field outside of the Territory (i) Sinotau shall have a right of first refusal to make such product in the Territory for FluoroPharma’s use and sale in the Field outside of the Territory subject to Sinotau’s demonstration that it can meet all quality and regulatory requirements for sale outside of the Territory and that it can conform to FluoroPharma’s requirements; and (ii) if Sinotau does not enter into an agreement with FluoroPharma on terms at least as favorable on the whole to FluoroPharma as those offered by the Third Party within fifteen (15) days after FluoroPharma offers such terms to Sinotau, FluoroPharma is free to enter into an Agreement with the Third Party on such terms or on terms suitable to FluoroPharma.

2.2           Sublicensees.  Sinotau shall have the right to grant sublicenses and/or delegate any of its rights and duties hereunder to any other Person in the Territory or any of its constituent parts with FluoroPharma’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Furthermore, Sinotau shall obtain FluoroPharma’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, to sublicense, transfer or assign its rights and duties for Canada hereunder to any Person in Canada.

2.3           Additional Territories. Sinotau shall have the right of first refusal to negotiate with FluoroPharma a royalty bearing, exclusive, transferable, license in the Territory in the Field under the Licensed Technology to develop, have developed, use and have used, offer for sale, have sold and sell and, make and have made Product in the Field in the Additional Territories as defined in Exhibit A hereto.

2.4           Additional Fields. Sinotau shall have the right of first refusal to negotiate with FluoroPharma a royalty bearing, exclusive, transferable, license in the Territory outside the Field under the Licensed Technology to develop, have developed, use and have used, offer for sale, have sold and sell and, make and have made Product outside the Field in the Territory as defined in Exhibit A hereto provided that, if Sinotau does not enter into an agreement with FluoroPharma on terms at least as favorable on the whole to FluoroPharma as those offered by the Third Party within fifteen (15) days after FluoroPharma offers such terms to Sinotau, FluoroPharma is free to enter into an Agreement with the Third Party on such terms or on terms suitable to FluoroPharma.

2.5           Limitations on Activities of Sinotau.

(a)           Sinotau shall not, and shall ensure that none of its Affiliates or sublicensees will, promote, market, distribute or sell any product in the Territory that directly competes with the Product.  From and after the Effective Date, neither Sinotau nor any of its Affiliates shall, directly or indirectly, on its own or in collaboration with a Third Party, conduct research or development regarding, or engage in the purchase, manufacture, marketing, sale, promotion, importation, exportation or otherwise distribute or commercialize any Competing Product, or take any other action, directly or indirectly, that otherwise competes or could compete with the Product in any way or grant any Third Party the rights to do any of the foregoing, other than as part of the collaboration with FluoroPharma.  For purposes of clarity, Sinotau hereby acknowledges that neither it nor its Affiliates shall have the right to make or have made the Product or use FluoroPharma’s Intellectual Property or Know-how other than in accordance with this Agreement.

(b)           Unless otherwise expressly authorized by FluoroPharma in writing, Sinotau shall not (i) seek prospective purchasers for the Product outside of the Territory or the Field; (ii) engage in any advertising or promotional activities relating to the Product directed primarily to prospective purchasers outside the Territory or the Field; nor (iii) solicit orders from any prospective purchaser for sale or use outside the Territory or the Field.  If Sinotau receives any unauthorized order from a prospective purchaser outside the Territory or Field, Sinotau shall immediately refer that order to FluoroPharma and shall not accept any such orders.  Sinotau shall not deliver or tender (or cause to be delivered or tendered) any Product or Product Precursor Kit to a prospective purchaser for sale or use outside the Territory or use outside the Field.  Sinotau shall not sell any Product or Product Precursor Kit to a purchaser if Sinotau knows or has reason to believe that such purchaser intends to resell or otherwise distribute or provide such Product or Product Precursor Kit to a prospective purchaser outside the Territory or for use outside the Field. Sinotau agrees to take any actions reasonably requested by FluoroPharma and in compliance with Applicable Laws to prevent exports or re-exports of the Product Precursor Kit from the Territory to countries outside the Territory.

(c)           Sinotau acknowledges and agrees that the restrictions set forth in this Section 2.5 are considered by the Parties to be reasonable for the purposes of protecting the goodwill and value of FluoroPharma’s business. A breach of this Section 2.5 shall be deemed a material and non-curable breach of this Agreement. Sinotau acknowledges that FluoroPharma may be irreparably harmed and that monetary damages would not provide an adequate remedy to FluoroPharma in the event the covenants contained in this Section 2.5 were not complied with in accordance with their terms.  Accordingly, Sinotau agrees that any breach by it of any provision of this Section 2.5 shall entitle FluoroPharma to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedies (including damages) which may be available to FluoroPharma as well as the right to terminate this Agreement pursuant to Section 13.3.

(d)           It is the desire and intent of the Parties that the provisions of this Section 2.5 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought.  If any provisions of this Section 2.5 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, as the case may be, the time period, scope of activities or geographic area shall be reduced to the maximum which such court deems enforceable.  If any provisions of this Section 2.5 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the Parties.

2.6           No Implied Rights; Retained Rights.  Notwithstanding the exclusive rights granted to Sinotau under this Agreement, nothing in this Agreement prevents FluoroPharma or its Affiliates from using the Product or the Intellectual Property or Know-how therein to make, have made, develop, sell, license, distribute and/or market products other than the Product in and outside the Field.  Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be construed as conferring to Sinotau, by implication, estoppel, or otherwise any option, license or right under any Intellectual Property or Know-how controlled or otherwise held by FluoroPharma other than Licensed Technology.  FluoroPharma retains all rights and interests other than expressly granted under this Agreement.

ARTICLE III – MANUFACTURING

3.1           PET Manufacturing Facilities.  Sinotau shall enter into an agreement with a PET Manufacturing Facilities (the “PMFs”) previous to commencement of clinical trials under which the PMFs agrees to become qualified to manufacture the Product and to manufacture and deliver the Product in accordance with the terms of this Agreement for clinical trial and commercial use and any agreed upon purchase order.  Sinotau shall ensure that sufficient PMFs are qualified to meet commercial demand for the Product.

3.2           Product Precursor Manufacturing Facilities. Sinotau shall produce the Product Precursor and Product Precursor Kit at a facility duly qualified and in compliance with Good Manufacturing Practices as defined by the relevant Chinese Regulatory Authorities and/or Health Canada. Sinotau shall maintain all necessary certification and permits for this facility at its own cost.

3.3           Technology Transfer and Manufacturing Qualification

(a)           FluoroPharma will provide Sinotau with the sequence for preparation of [18F]BFPET solution for injection using the Quality Control procedures required for Product manufacture promptly following the Effective Date.

(b)           FluoroPharma will provide Sinotau with the manufacturing process and Know-how (including but not limited to the chemical synthesis, chemical precursors, and manufacturing equipment) for the production of the Product Precursor as well as Product Precursors Kit including Quality Control procedures required for their manufacture promptly following the Effective Date.

(c)           Sinotau shall ensure that all PMFs are qualified before manufacturing the Product for clinical trial or commercial use.  PMF Qualification shall consist of three (3) consecutive successful qualification runs with full analytical testing meeting the acceptance criteria.

(d)           Sinotau shall ensure that batch records and analytical results from qualification runs and from clinical trial and commercial batches are provided to FluoroPharma.

(e)           FluoroPharma shall furnish Sinotau with sufficient samples of Product Precursor, for the purpose of analysis and comparison during Technology Transfer, free of charge.

ARTICLE IV – PRODUCT APPROVAL; REGULATORY MATTERS

4.1           Product Approvals.

(a)           Sinotau shall use Commercially Reasonable Efforts to obtain the Product Approvals for the Product at its expense and will develop, with FluoroPharma’s assistance, the regulatory strategy or strategies for filing for Product Approval with CFDA and Health Canada.  Such regulatory strategy or strategies will be subject to FluoroPharma’s written approval and will include the clinical trial plan and protocols and the quantities of Product Precursor needed for the clinical trials.  Sinotau will be responsible for conducting the clinical trials at its expense. Sinotau shall retain in any event the ultimate control of any strategic decision regarding the regulatory strategy in the Territory for the Product.

(b)           Sinotau shall obtain and maintain all Product Approvals in the Territory in its own name.  Sinotau agrees and recognizes that FluoroPharma (or its Affiliates or designees) is the sole beneficial owner of the Product Approvals in the Territory for the Product (including all data and information contained in such Product Approvals or in any documents prepared or filed to obtain such Product Approvals) regardless of whether any of these registrations are filed, maintained or held in the name of Sinotau. Sinotau shall provide FluoroPharma for review and comment translated copies in English of all draft Regulatory Materials (other than routine correspondence) at least ten (10) business days in advance of their intended date of submission to a Regulatory Authority in the Territory and shall consider in good faith any comments thereto provided by FluoroPharma.  Sinotau shall promptly notify FluoroPharma of any Regulatory Materials (other than routine correspondence) submitted to or received from any Regulatory Authority in the Territory and shall provide FluoroPharma with copies thereof, together with English translation, within ten (10) business days after submission or receipt.  Sinotau shall provide FluoroPharma with reasonable advance notice of all meetings, conferences, and discussions scheduled with any Regulatory Authority in the Territory concerning the Product, and shall consider in good faith any input from FluoroPharma in preparing for such meetings, conferences or discussion. FluoroPharma shall have the right to participate in any such meetings, conferences or discussions and Sinotau shall facilitate such participation.  Upon Sinotau’s reasonable request, FluoroPharma will, at its expense, attend up to three (3) meetings with CFDA and up to three (3) meetings with Health Canada.  FluoroPharma’s out of pocket expense for attendance at any additional meetings will be reimbursed by Sinotau.  Sinotau shall provide FluoroPharma with written summaries in English of any meetings, conferences or discussions in which FluoroPharma does not participate as soon as practicable after the conclusion thereof.  Upon termination or expiration of this Agreement for any reason, any such Product Approvals that are under Sinotau’s name shall be surrendered, transferred and assigned to FluoroPharma (or any successor designated by FluoroPharma) at cost to FluoroPharma.

(c)           Sinotau shall notify FluoroPharma within twenty-four (24) hours of any communication from any Regulatory Authority within the Territory relating to the Product, the marketing thereof or any related matter (including copies of all Product Approvals) and shall promptly provide FluoroPharma with translated copies in English and shall keep FluoroPharma reasonably apprised of regulatory interactions and similar activities with governmental authorities and international bodies in connection with the Product anywhere in the Territory.  FluoroPharma shall provide Sinotau with assistance and cooperation, as reasonably requested by Sinotau and at Sinotau's expense, for purposes of obtaining, maintaining and complying with all regulatory requirements and approvals necessary to promote and sell the Product in the Territory.

4.2           Product Development Activities.  Sinotau agrees that nothing in this Agreement shall give it the right to conduct, directly or indirectly, any clinical development activity using the Product in additional fields or applications, and it shall not sell the Product for any such purpose.  In the event that Sinotau becomes aware that a Third Party desires to purchase Product for such purpose, Sinotau shall promptly notify FluoroPharma of such potential activities.

4.3           Information Exchange.  Promptly following the Effective Date, FluoroPharma will provide to Sinotau any Regulatory Data in FluoroPharma’s possession and control that, in FluoroPharma’s reasonable discretion, will be reasonably necessary or useful for Sinotau to secure and maintain the Product Approvals.

4.4           Pharmacovigilance. The responsibilities of each Party in regards to pharmacovigilance activities, including the exchange of safety information, adverse event reporting, governmental reporting and related follow-up, to the extent they relate to the Product, shall be set forth in a separate Safety Data Exchange Agreement (“SDEA”) between the Parties for such Product, which shall be entered into within thirty (30) days after the Effective Date and incorporated herein.  Without limiting Sinotau’s obligations under the SDEA, Sinotau shall notify FluoroPharma in English, as promptly as practicable, but in any event within twenty-four (24) hours, of the following events: all Adverse Events, Special Situations or Product complaints by Sinotau’s customers regarding the Product (including reports regarding the Product’s effectiveness, quality, stability, contamination, potency, condition, packaging or any other attributes or defects) and keep FluoroPharma informed of the manner in which such Adverse Events and Product complaints are handled by Sinotau.

ARTICLE V – PURCHASE PRICE AND PAYMENTS

5.1           Milestone Payments. In consideration of the grant of the License and other rights under this Agreement, Sinotau shall make each of non-creditable milestone payments set forth in Sections 5.1 (a-c) when they become due. Sinotau shall provide FluoroPharma with written notice promptly (and in any event, within fifteen (15) business days of the achievement of milestones 5.1 (b) and (c)), and shall make the corresponding milestone payment to FluoroPharma within fifteen (15) business days following such achievement.  Notwithstanding the foregoing, should milestone 5.1 (b) become due on the date specified, Sinotau will make the corresponding milestone payment on said date.

(a)   $250,000.00 Dollars upon the signing of this Agreement, [*******] Dollars into a dedicated research fund, and [*******] Dollars as an initial milestone payment;

(b)   [*******] Dollars upon twelve (12) months from the Effective Date of this Agreement if FluoroPharma complete Technology Transfer to Sinotau within six (6) months of the Effective Date of this Agreement;

(c)   [*******] Dollars upon CFDA NDA submission or June 30, 2019, whichever is earlier;

(c)   [*******] Dollars upon Health Canada NDA submission or June 30, 2019, whichever is earlier;

(c)   [*******] Dollars upon approval of a CFDA NDA for BFPET.

(e)   [*******] Dollars upon approval of a Health Canada NDA for BFPET.

5.2           Royalties. In consideration of the grant of the License and other rights under this Agreement, Sinotau shall pay FluoroPharma a percent royalty of Net Sales during a Calendar Year in the Territory:

Doses Sold in a Calendar Year	Royalty Rate
Up to 100,000	[*******]%
From 100,001 to 200,000	[*******]%
200,001 to 300,000	[*******]%
From 300,001 and above	[*******]%

Doses Sold in a Calendar Year shall be counted separately and exclusive of each constituent part of the Territory. Therefore, determination of the Royalty Rate applicable and royalties payable by Sinotau to FluoroPharma will be done on Doses Sold in a Calendar Year performed in each separate constituent part of the Territory exclusive of each other.

5.3           Sales Volume Milestones. In consideration of the grant of the License and other rights under this Agreement, Sinotau shall pay FluoroPharma Sales Volume Milestones based on cumulative Product sales in the Territory:

For Cumulative Sales of	Milestone
250,000 doses	$[*******]
750,000 doses	$[*******]
1,500,000 doses	$[*******]
2,500,000 doses	$[*******]

Cumulative Sales shall be counted separately and exclusive of each constituent part of the Territory. Therefore, determination of Sales Volume Milestones payable by Sinotau to FluoroPharma will be done on Cumulative Sales performed in each separate constituent part of the Territory exclusive of each other.

5.4           Payment Type.  All payments to be made under this Agreement shall be made within thirty (30) days after the receipt of each invoice.  Such payments shall be made in U.S. Dollars by wire transfer as designated by FluoroPharma, or by such other method as FluoroPharma shall notify Sinotau from time to time.  Sinotau’s revenues that are received in currencies other than U.S. dollars shall be converted into the U.S. dollar equivalent using an arithmetic average rate of exchange for buying funds as reported in Bloomberg Professional, a service of Bloomberg L.P., for the calendar quarter in which such item was received or applied, or in the event Bloomberg Professional is not available, then the Wall Street Journal for the currency in which the sale was made.

5.5           Sales Reports.  Within forty-five (45) days after the end of each Calendar Quarter during the Term, Sinotau shall provide to FluoroPharma true and correct written reports of all sales of Product in the Territory by Sinotau, its Affiliates, the BFPET Manufacturers and permitted sub-distributors.  Each such written report shall be in a form and format reasonably acceptable to FluoroPharma with information specifically identifying the Product (by number of doses) sold during such period, the Selling Price for such Product, the number of Product Precursor Kits consumed in the production of Product doses, calculation of Net Sales, calculation of royalties payable to FluoroPharma on such Net Sales and the exchange rate used to convert Net Sales from the currency in which they are earned to United States Dollars.  With each such report submitted, Sinotau shall pay to FluoroPharma the royalties due and payable for such three-month period. If no royalties shall be due, Sinotau shall so report.

5.6           Late Payments.  Any amount due not received by the due date shall be subject to a charge equal to the lesser of (i) one and a half percent (1.5%) per month and (ii) the maximum rate permitted by Applicable Law governing this Agreement.  Sinotau shall pay all of FluoroPharma’s costs and expenses (including reasonable attorney’s fees) to enforce and preserve FluoroPharma’s rights and cost of collection.  In the event that Sinotau is more than thirty (30) days past due on any payment due hereunder, FluoroPharma shall have the right, at its sole discretion, to elect to: (a) convert this license to non-exclusive in the Territory in the Field; or (b) require Sinotau to effect payment by means of an irrevocable letter of credit, in form and substance satisfactory to FluoroPharma, drawn on a U.S. bank approved by FluoroPharma in writing and in an amount equal to the Purchase Price for the Product plus all applicable taxes, shipping charges, and other costs to be borne by Sinotau.

5.8           Tax Withholdings.  If tax withholding under the Applicable Laws is required with respect to payments to FluoroPharma, Sinotau or its Affiliates shall withhold the required amount and pay it to the appropriate governmental authority. In any such case, Sinotau or its Affiliates will promptly provide FluoroPharma with original receipts or other evidence reasonably desirable and sufficient to allow FluoroPharma to document such tax withholdings for purposes of claiming foreign tax credits and similar benefits. FluoroPharma shall use commercially reasonable efforts to make claims in respect of the resulting foreign tax credits and, if FluoroPharma is able to use such foreign tax credits, FluoroPharma shall notify Sinotau of its use of the resulting foreign tax credits. FluoroPharma shall reimburse Sinotau or its Affiliates for any tax withholdings made as provided above to the extent FluoroPharma is able to use the resulting foreign tax credits attributable to such withholding taxes; provided that the amount of any such foreign tax credits used shall be adjusted to take into account any such reimbursement. The determination of whether FluoroPharma's foreign tax credit used is attributable to tax withholdings made by Sinotau under this Agreement and the effect of the reimbursement on the amount of foreign tax credit available, shall be determined by FluoroPharma in its reasonable discretion. Sinotau or its Affiliates shall deliver to FluoroPharma, upon request, proof of payment of all such withholding or other taxes or governmental charges.  Each Party shall provide reasonable assistance to the other Party in seeking reduction in or exemption from such withholding or other taxes or governmental charges available to such Party pursuant to any Applicable Law or double tax treaty.

5.9           Blocked Payments.  If, by reason of Applicable Law in the Territory, it becomes impossible or illegal for Sinotau or its Affiliates to transfer, or have transferred on its behalf, milestone payments, royalties, Product payments or other payments under this Agreement, Sinotau shall promptly notify FluoroPharma and payment shall be made through any lawful means or methods that may be available, and as FluoroPharma, in consultation with Sinotau, shall reasonably determine is appropriate. During any such period described above, Sinotau or its Affiliate shall deposit such payments in local currency in the relevant jurisdiction to the credit of FluoroPharma in a recognized banking institution designated by FluoroPharma or, if none is designated by FluoroPharma within a period of ninety (90) days, in a recognized banking institution selected by Sinotau or its Affiliate, as the case may be, and identified in a written notice given to FluoroPharma.

ARTICLE VI – DILIGENCE

6.1           General.  Sinotau shall use Commercially Reasonable Efforts to pursue development of, and to obtain Product Approvals and Reimbursement Approvals for Products in the Field in the Territory and (after obtaining such requisite Product Approvals and Reimbursement Approvals) to maintain such Product Approvals and Reimbursement Approvals and to promote and sell the Product in the Territory, to develop a market for the Product to the maximum number of customers in the Territory, focusing on well qualified prospects within the Territory.  Promptly after the Effective Date, Sinotau shall provide to FluoroPharma for review and comment, a marketing and promotion plan outlining Sinotau’s good faith plan for the promotion, sale and distribution of the Product in the Field and Territory during the Term (the “Marketing and Promotion Plan”). No later than March 15th of each year following the Effective Date, Sinotau shall furnish FluoroPharma with a summary report on the progress of its efforts during the prior year to develop and commercialize the Product, including without limitation, development efforts, efforts to obtain regulatory approval, and marketing efforts. FluoroPharma shall use Commercially Reasonable Efforts to assist Sinotau in the development of, and to obtain Product Approvals and Reimbursement Approvals for Products in the Field in the Territory and (after obtaining such requisite Product Approvals and Reimbursement Approvals) to maintain such Product Approvals and Reimbursement Approvals and to promotes and sell the Product in the Territory, to develop a market for the Product to the maximum number of customers in the Territory, focusing on well qualified prospects within the Territory. Immediately after the Effective Date, FluoroPharma shall begin the process of Technology Transfer to Sinotau and shall complete such process within six (6) months of the Effective Date of this Agreement.

6.2           Sinotau failure to perform in accordance with section 6.1 shall be a material breach and grounds for FluoroPharma to terminate this Agreement. FluoroPharma failure to perform in accordance with section 6.1 shall be a material breach and grounds for Sinotau to terminate this Agreement.

ARTICLE VII – CERTAIN OBLIGATIONS OF DISTRIBUTOR

7.1           Selling Price.  Sinotau may sell the Product at such prices (such price, the “Selling Price”) that, in its sole discretion, it shall determine, utilizing Commercially Reasonable Efforts to maintain as high of an average selling price per unit as reasonably practicable.

7.2           Product Commercialization.  Sinotau shall be responsible, at its expense, for the promotion, sale and distribution of the Product in the Field and Territory, including storage, shipment, transportation, invoicing of customers and obtaining Reimbursement Approvals in the Field and Territory.  Sinotau shall store and handle all Product Precursor and Product Precursor Kit in accordance with the applicable storage and handling requirements as provided by FluoroPharma and in compliance with Applicable Laws.  FluoroPharma or its designated representatives may inspect Sinotau’s storage, warehouse and distribution facilities during regular business hours upon reasonable notice to ensure Sinotau’s compliance with this Section 7.2 at FluoroPharma’s expense.  Sinotau shall not, and shall ensure that the BFPET Manufacturer shall not, sell any Product with an expired shelf life and shall dispose of any Product with an expired shelf life in the manner required by FluoroPharma and in accordance with all Applicable Laws.  Such disposal of expired Product shall be at Sinotau’s expense.  Sinotau shall maintain, at all times, a reasonable safety stock of Product Precursor and/or Product Precursor Kit, in accordance with industry standards, in order to limit any interruption of the distribution of the Product to customers. Sinotau shall notify FluoroPharma, as promptly as possible, of any matter that is reasonably likely to materially or significantly affect sales of the Product.

7.3           Compliance with Laws.

(a)           Sinotau shall comply with all Applicable Laws pertaining to the use, import, transport, handling, storage, distribution, sales, and marketing, of the Product or otherwise pertaining to performance by Sinotau of its obligations under this Agreement, including the maintenance of ongoing quality assurance and testing procedures to comply with applicable regulatory requirements.  Sinotau shall notify FluoroPharma promptly in writing of any changes in such laws and regulations in the Territory.  Sinotau shall promote the Product only for its approved indications in the Field.

(b)           Sinotau agrees, in its performance of this Agreement, to comply with all Applicable Law, including the FCPA, U.S. Export Control Laws and Anti-Corruption Laws in the Territory.  No later than February 28 of each year following the Effective Date, Sinotau will provide to FluoroPharma a certification in the form attached as Exhibit B.

(c)           Sinotau represents and warrants that it is not identified on the List of Specially Designated Nationals & Blocked Persons (“SDNs”) as designated by the U.S. Treasury Department’s Office of Foreign Assets Control.  In connection with this Agreement, Sinotau shall not sell any Product or engage in any other transaction in, to, or with (i) any of the following countries: Cuba, Iran, Sudan, North Korea, or Syria, or any other country that becomes subject to sanctions imposed by the U.S. Government, or (ii) any individual or entity that is listed in the following: (A) List of Specially Designated Nationals & Blocked Persons, Office of Foreign Assets Control, U.S. Treasury Department; (B) List of Debarred Parties, Directorate of Defense Trade Controls, U.S. State Department; (C) Denied Persons List, Bureau of Industry and Security, U.S. Department of Commerce; (D) Entity List, Bureau of Industry and Security, U.S. Department of Commerce; (E) Unverified List, Bureau of Industry and Security, U.S. Department of Commerce; or (F) the Palestinian Legislative Counsel (PLC) List, Office of Foreign Assets Control, U.S. Treasury Department.  Sinotau agrees that it will notify FluoroPharma promptly upon the occurrence of any event that would breach this covenant or render this representation and warranty incorrect.

(d)           Sinotau represents and warrants that it shall take no action that would cause FluoroPharma to be in violation of the FCPA, U.S. Export Control Laws or any other applicable Anti-Corruption Laws in the Territory.  Further, Sinotau shall immediately notify FluoroPharma if Sinotau has any information or suspicion that there may be a violation of the FCPA or any other Anti-Corruption Law in connection with the performance of this Agreement.

(e)           Sinotau and its employees, agents and subdistributors or sublicensees, if any, have not, and shall not, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value, to a Public Official or Entity or other person for purposes of corruptly obtaining or retaining business for or with, or directing business to, any Person, including, without limitation, FluoroPharma or Sinotau, by (i) influencing any official act, decision or omission of such Public Official or Entity; (ii) inducing such Public Official or Entity to do or omit to do any act in violation of the lawful duty of such Public Official or Entity; (iii) securing any improper advantage; or (iv) inducing such Public Official or Entity to affect or influence any act or decision of another Public Official or Entity.

(f)           Sinotau and its employees, agents and subdistributors or sublicensees, if any, have not and shall not directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, excessive gift or hospitality or other illegal or unethical benefit to a customer or a Third Party customer or to a Public Official or Entity.  In addition, Sinotau and its employees and agents shall ensure that no part of any payment, commission, reimbursement or fee paid by FluoroPharma pursuant to this Agreement or otherwise will be used directly or indirectly as a corrupt payment, gratuity, emolument, bribe, kickback, excessive gift or hospitality or other illegal or unethical benefit to a customer or to Third Party customer or to a Public Official or Entity. Sinotau hereby covenants that (i) it will promptly notify FluoroPharma in the event it becomes aware that one of its approved subdistributors or sublicensees is in violation of the FCPA or any other Anti-Corruption Law with respect to any other product, provided, however, that such notification shall not be against Applicable Laws; and (ii) upon FluoroPharma’s request after receiving any such notice, Sinotau will terminate its relationship with such subdistributor/sublicensee with respect to the Product, provided, however, that such termination shall not be against Applicable Laws.

(g)           Sinotau represents and warrants that no owner, shareholder (direct or beneficial), officer, director, employee, third-party representative, agent, or other individual with any direct or indirect beneficial interest in Sinotau or any immediate family relation of any such person (collectively, “Interested Persons”), is a Public Official or Entity.  Sinotau shall notify FluoroPharma immediately if, during the Term of this Agreement, (i) any Interested Person becomes a Public Official or Entity, or (ii) any Public Official or Entity acquires a legal or beneficial interest in Sinotau.

(h)           Sinotau agrees that in the event that any of the covenants contained in this Section 7.3 are not complied with their terms, FluoroPharma shall have the right, at its sole discretion, to terminate this Agreement immediately upon written notice to Sinotau.  Sinotau also agrees that any breach by it of any provision of this Section 7.3 shall entitle FluoroPharma to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedies (including damages) which may be available to FluoroPharma.

(i)           Sinotau agrees to reasonably cooperate with FluoroPharma with respect to any investigation or audit relating to the FCPA, U.S. Export Control Laws or any other Anti-Corruption Law in the Territory only to the extent that such investigation or audit is necessary, reasonable and in compliance with Applicable Laws.

(j)           Sinotau and its Affiliates have not been and are not debarred, suspended or excluded under the Federal Food, Drug and Cosmetic Act of the United States or any equivalent law or regulation of the CFDA or any other applicable jurisdiction.  Further, Sinotau does not and will not employ, contract with or retain any person to perform development activities under this Agreement if such person is debarred, suspended or otherwise excluded by Regulatory Authorities.  Sinotau agrees (i) to immediately (A) disclose in writing to FluoroPharma if any Sinotau personnel or subcontractor performing services under this Agreement are debarred, suspended or otherwise excluded or if any action or investigation is pending or, to the best of its knowledge, threatened, relating to the debarment, suspension, or exclusion of its personnel performing services related to this Agreement, and (B) prohibit any such personnel or subcontractor from providing services under this Agreement and (ii) that, in such an event, FluoroPharma shall have the right to terminate this Agreement immediately upon written notice.

7.4           Customer Support.  Sinotau shall be fully responsible for any and all technical support of Sinotau’s customers in the Territory and Field.

7.5           FluoroPharma and Sinotau shall share equally the reasonable costs of allowing a key opinion leader from the Territory to present Product clinical trial results at two (2) medical conferences outside of the Territory per Calendar Year agreed upon by the Parties or for two key opinion leaders from the Territory to present Product clinical trial results at one (1) medical conference outside of the Territory per Calendar Year agreed upon by the Parties.  Sinotau will be responsible for sponsoring the attendance of any other key people, doctors, scientists and other key opinion leaders from the Territory to conferences and other forms of medical events held outside of the Territory.

7.6           Product Information.  Sinotau shall distribute Product Precursor Kit with all packaging, warranties, disclaimers, patient consent forms, and product information as required by Applicable Laws. In no event shall FluoroPharma assume any liability for materials created or modified by Sinotau.

7.7           Product Recalls.  Sinotau shall not commence a Product recall, withdrawal or other cessation of marketing of the Product in the Territory (each a "Field Action") without the prior written consent of FluoroPharma (except in the case of a recall mandated by a Regulatory Authority, when Sinotau may act without such consent, but shall notify FluoroPharma as promptly as possible). Other than a recall mandated by a Regulatory Authority, FluoroPharma has the sole discretion to make a decision for recalling, or issuing an advisory letter or other safety-related communication with respect to Product in the Territory.  FluoroPharma shall notify Sinotau in a timely manner in connection with any such action.  Each Party agrees to provide reasonable assistance to the other Party in the event of any recall or issuance of any advisory letter.  If and when Sinotau becomes aware of any information that reasonably suggests that the Product may have caused or contributed to a death or serious injury or has malfunctioned and that the Product would be likely to cause or contribute to a death or serious injury if the malfunction were to recur, Sinotau agrees to have in place the necessary procedures and personnel training for Sinotau (a) to furnish such information to FluoroPharma within twenty-four (24) hours of Sinotau’s receipt of the same; and (b)  to make, maintain and retain records of such information. Sinotau agrees to use its best efforts to investigate the information as requested by FluoroPharma and furnish to FluoroPharma such information in writing.  In order to assist with such an event, Sinotau must maintain a current list of all customers who have ordered Product and in what amount, which list shall include lot numbers and any other information reasonably necessary to track each unit of Product sold by Sinotau to a customer. FluoroPharma shall reimburse Sinotau only for all expenses associated with any such Field Action caused by FluoroPharma or FluoroPharma's failure to comply with Applicable Law; provided, however, that if any Field Action is the result, in whole or in part, of the negligence or willful misconduct of Sinotau or the breach of its obligations or agreements contained herein, then such direct out-of-pocket expenses shall be apportioned between FluoroPharma and Sinotau in relation to each Party's respective acts or omissions.

7.8           Reporting.  Sinotau shall notify FluoroPharma as soon as reasonably practicable if it becomes aware of any issue with the Product or its testing, manufacture, labeling or packaging, including any issue relating to regulatory compliance, safety or efficacy of the Product. Without limiting the generality of the foregoing, Sinotau will notify FluoroPharma within twenty-four (24) hours if it becomes aware of any death or serious bodily injury caused by the Product (or suspected to be caused by the Product) or any malfunction of the Product likely to lead to death or serious bodily injury occurring within the Territory, so that FluoroPharma can comply with its regulatory reporting requirements. If Sinotau receives a complaint about the Product, Sinotau shall forward the complaint information to FluoroPharma promptly, but in any event no more than two (2) business days from receipt of such initial complaint by Sinotau.  FluoroPharma may provide Sinotau in advance with FluoroPharma’s standard operating procedures for complaint handling and problem reporting, in which case the reporting procedures and deadlines set forth in any such standard operating procedures shall supersede those in this Section 7.8. At Sinotau’s reasonable request, FluoroPharma shall provide reasonable assistance for any such Product complaint, at Sinotau’s sole cost and expense.

7.9           Records and Inspection.  Sinotau shall maintain complete and accurate books and records with respect to the sale and distribution of Product in accordance with the generally acceptable accounting standards required by regulatory requirements that are applicable to the Territory.  FluoroPharma shall have the right, at its own expense, during reasonable business hours and with thirty (30) days prior notice, to inspect and audit (i) such books and records and (ii) the facilities of Sinotau which are used or provided in connection with the storage, sale, administration and stocking of Product.  Sinotau shall maintain all records and reports required under this Agreement relating to Product for a period of five (5) years or longer as required by Applicable Law. Should any inspection under this Section lead to the discovery of a discrepancy to FluoroPharma's detriment, Sinotau shall pay the amount of the discrepancy. Should any inspection under this Section lead to the discovery of a discrepancy to Sinotau's detriment, FluoroPharma shall pay the amount of the discrepancy. If the validated discrepancy for any period audited is, to FluoroPharma's detriment, greater than five percent (5%) of the total amount due to be paid to FluoroPharma for the period audited, Sinotau shall pay the full cost of such inspection and interest on the amount due in excess of the amount actually paid, which interest shall be calculated in accordance with Section 5.6.

7.10         Alliance Manager.  Sinotau shall appoint one of its employees as the “Alliance Manager” for this Agreement.  The Alliance Manager shall be responsible for coordinating with FluoroPharma regarding this Agreement and serving as a single point of contact for Sinotau’s activities.

7.11         Additional Obligations.

(a)           The Parties understand, acknowledge and agree that the continued maintenance of an image of excellence and a high level of ethical marketing of Product is essential to the success of sales of Product within the Territory.  Accordingly, Sinotau agrees that its sales, marketing, distribution or advertising efforts will not reflect unfavorably on, or dilute in any way, the image of excellence of FluoroPharma and the high level of ethical marketing practiced by FluoroPharma and its other distributors.  Sinotau shall not take any action, or omit to take any action, that, directly or indirectly, would impair such image or lower the prestige of the Product or of FluoroPharma.

(b)           Sinotau agrees that it will (i) present the Product fairly to potential customers; (ii) not disparage in any manner the Product and any trademarks, trade names, or service marks owned or used by FluoroPharma, whether in connection with sales of Product or otherwise; (iii) not modify the Product or any such trademarks, trade names, or service marks in any way except as permitted by this Agreement; (iv) not attempt to register or otherwise assert any rights in or to any trademarks, trade names, or service marks owned or used by FluoroPharma in connection with the Product, and (v) do all things reasonably necessary and appropriate to promote the reputation of the Product and the value of any such trademarks, trade names, or service marks.

(c)           Sinotau shall not (and shall not permit Third Parties to) attempt to disassemble or reverse-engineer the Product, the Product Precursor Kit or the Product Precursor.

ARTICLE VIII – PROMOTIONAL MATERIALS; TRAINING

8.1           Promotional Materials.  Sinotau shall bear the cost of preparing sales literature and other promotional materials for the Product in the local country language(s) of the Territory. Sinotau shall provide such materials (in English translated versions) to FluoroPharma for its review and approval.  Any liability or consumer claim arising from any inaccurate translation provided by Sinotau shall be the responsibility of Sinotau, and Sinotau shall indemnify FluoroPharma for any such liabilities and claims pursuant to Section 11.1(c).

8.2           Trademarks. Other than as approved in writing by FluoroPharma, Sinotau shall not use FluoroPharma’s name or any trademark or trade name (or any mark or name closely resembling the same) now or hereafter owned or licensed by FluoroPharma or any of its Affiliates.  Sinotau shall not make or permit alteration or removal of any tags, labels, or other identifying marks placed by FluoroPharma on the Product.

8.3           Training.

(a)           FluoroPharma shall provide, at Sinotau’s expense, Product-specific training on a planned and periodic basis as mutually agreed by the Parties for Sinotau personnel.

(b)           Sinotau shall ensure that all of its employees and agents who are engaged in the promotion and sales of the Product under this Agreement are adequately trained with respect to the Product.

ARTICLE IX – INTELLECTUAL PROPERTY

9.1           Intellectual Property Ownership.

(a)      Any inventions, improvements, data, results or other Intellectual Property made, developed, conceived, or reduced to practice solely by Sinotau that relate to the Product (including its use), and any Intellectual Property rights in the Territory and outside the Territory, and in the Field and outside the Field, relating thereto, henceforth collectively called “Sinotau Improvements”, shall be disclosed promptly to FluoroPharma and owned solely by Sinotau subject to the terms hereof. Any inventions, improvements, data, results or other Intellectual Property made, developed, conceived, or reduced to practice solely by FluoroPharma that relate to the Product (including its use), and any Intellectual Property rights in the Territory and outside the Territory, and in the Field and outside the Field, relating thereto, henceforth collectively called “FluoroPharma Improvements”, shall be disclosed promptly to Sinotau and owned solely by FluoroPharma subject to the terms hereof. Any inventions, improvements, data, results or other Intellectual Property made, developed, conceived, or reduced to practice jointly by Sinotau and FluoroPharma that relate to the Product (including its use), and any Intellectual Property Rights in the Territory and outside the Territory, and in the Field and outside the Field, relating thereto, henceforth collectively called “Joint Improvements” shall be owned jointly by the Parties subject to the terms hereof.  Sinotau shall have a royalty free license for the Term of this Agreement to use FluoroPharma Improvements in the Territory in the Field, and a perpetual, fully paid, royalty free license to use the Joint Improvements in the Territory in the Field.  Sinotau hereby agrees that it shall not practice under or sublicense another party to practice under Sinotau Improvements or FluoroPharma Improvements or Joint Improvements to the extent relating to a Competing Product. FluoroPharma shall have a worldwide, perpetual, royalty free, license to use to use Joint Improvements. Sinotau hereby grants to FluoroPharma a right of first refusal to negotiate a non-exclusive license to develop, make and have made Product in the Territory for use and sale in the Field outside of the Territory under Sinotau Improvements (including but not limited to conditions for use and licensing fee) provided that Sinotau shall have a right of first refusal to make Product in the Territory for FluoroPharma’s use and sale in the Field and outside the Field outside of the Territory under the terms set forth in Section 2.1 hereof. Additionally, Sinotau shall retain its right, title, license and/or interest in Sinotau Improvements and Joint Improvements upon the termination or expiration of this Agreement.

(b)      All FluoroPharma Improvements and Joint Improvements shall be considered the Confidential Information of FluoroPharma and subject to the obligations of Article XII hereof as if FluoroPharma were the Discloser, with the understanding that Sinotau retains all rights necessary for Sinotau to perform its obligations hereunder.  Sinotau agrees to take all acts reasonably required to evidence such assignments to FluoroPharma set forth in this Article IX at FluoroPharma’s reasonable expense.  Sinotau shall promptly notify FluoroPharma in writing of any patent or copyright infringement or unauthorized use by a Third Party of FluoroPharma trade secrets, trademarks or FluoroPharma Improvements and Joint Improvements in the Territory of which Sinotau becomes aware.  FluoroPharma shall obtain Sinotau’s consent to institute (and to settle) any proceedings against such Third Party in its name and on its behalf.  Sinotau shall cooperate fully with FluoroPharma in any legal action taken by FluoroPharma against such Third Parties, provided, however, that FluoroPharma shall pay all reasonable expenses of such action.

(c)      Sinotau shall pay future costs of the prosecution and maintenance of the patent applications pending or that may be filed in the Territory set forth in Section 1.26.

(d)      Sinotau shall pay future costs of preparation, filing, prosecuting and maintenance of patents and applications on patentable Sinotau Improvements world-wide, however, in the event that Sinotau refuses to file patent applications on such patentable Sinotau Improvements, the rights to such patentable Sinotau Improvements shall be assigned to FluoroPharma, who will then own, prosecute, obtain, and maintain such patents at its own cost at its discretion, subject to a fully paid, perpetual, assignable, royalty free license of the Sinotau Improvements to Sinotau. FluoroPharma shall pay future costs of preparation, filing, prosecuting and maintenance of patents and applications on patentable FluoroPharma Improvements world-wide, however, in the event that FluoroPharma refuses to file patent applications on such patentable FluoroPharma Improvements, the rights to such patentable FluoroPharma Improvements shall be assigned to Sinotau, who will then own, prosecute, obtain, and maintain such patents at its own cost at its discretion, subject to a fully paid, perpetual, assignable, royalty free license of the FluoroPharma Improvements to FluoroPharma.  Both Sinotau and FluoroPharma shall jointly pay, in equal shares, future costs of preparation, filing, prosecuting and maintenance of patents and applications on patentable Joint Improvements world-wide.

(e)      Preparation and maintenance of patent applications and patents undertaken at Sinotau’s cost shall be performed by patent attorneys selected solely by Sinotau; and due diligence and care shall be used in preparing, filling, prosecuting, and maintaining such applications on patentable subject matter. Both parties shall review and approve any and all patent related documents.

(f)      Sinotau shall have the right to, on thirty (30) days written notice to FluoroPharma, discontinue payment of the prosecution and/or maintenance costs of any of said patents and/or patent applications in section 9.1(c). Upon receipt of such written notice, FluoroPharma shall have the right to continue such prosecution and/or maintenance at its discretion at its own expense in which event the License shall be automatically terminated as to the subject matter claimed in said patents and/or applications.

(g)      Unless otherwise expressly stated in the provisions of this Agreement, Sinotau agrees and recognizes that FluoroPharma (or its Affiliates or designees) is the sole beneficial owner of the Intellectual Property in the Territory for the Product (including all data and information contained in such Patent Rights or in any documents prepared or filed to obtain such Patent Rights) regardless of whether any Product Approvals are filed, maintained or held in the name of Sinotau.

9.2           Protection of Rights.

(a)           Sinotau shall not dispute or contest or assist others to dispute or contest the validity of any of FluoroPharma’s rights to letters patents, trademarks, copyrights, Product Approvals or other Product registrations and approvals, Know-how or other intangible property related to the Product.  In addition, if Sinotau so disputes or contests or assists others to dispute or contest the validity of any of the foregoing rights of FluoroPharma, FluoroPharma shall have the right to terminate this Agreement immediately upon written notice to Sinotau.

(b)           Sinotau is not authorized to use FluoroPharma’s trademark and trade name in any manner except to indicate that it is a licensee and distributor of FluoroPharma for the Product only during the Term of this Agreement and only in the Territory.  Sinotau shall acquire no right, title or interest in or to any FluoroPharma trademarks or trade names, or any other trademark or service mark owned by FluoroPharma.  Sinotau understands and agrees that it is not authorized to use the FluoroPharma’s name in connection with its general business or to imply to Third Parties that its relationship with FluoroPharma is other than a licensee and distributor under this Agreement.  Sinotau shall submit any proposal to use any of FluoroPharma's trademarks to FluoroPharma for written approval.  Subject to the terms and conditions hereof and of such written approval. FluoroPharma shall have the right to supervise and control the use of the trademarks in connection with the packaging, labeling, and sale of the Product by Sinotau for the purpose of protecting and maintaining the goodwill associated with such trademarks and the reputation of FluoroPharma, and Sinotau shall (and shall cause all of its Affiliates and its and its Affiliates’ Representatives) to take all actions required by FluoroPharma in connection with such protection and maintenance only to the extent that such actions are necessary, reasonable and in compliance with Applicable Laws.

(c)           Sinotau will give FluoroPharma written notice of any unfair competition by others.  Sinotau agrees to cooperate with FluoroPharma, at FluoroPharma’s request and expense, and take whatever action is required to cause the termination of such conduct only to the extent that such action is necessary, reasonable and in compliance with Applicable Laws. FluoroPharma reserves the right to take whatever action it deems appropriate to protect its patents, trade secrets, trademarks, trade names, and any other intellectual properties.

9.3           Product Infringement Claims.

(a)           Sinotau shall promptly advise FluoroPharma in writing of any patent, trademark or copyright infringement or potential infringement or unauthorized use of FluoroPharma patents, copyrights, trade secrets, trademarks or other Intellectual Property by Third Parties of which Sinotau becomes aware relating to the Product.  FluoroPharma shall have the exclusive right, but not the obligation, to institute any proceedings against such alleged infringers.  If any action, suit or other proceeding is brought by FluoroPharma, FluoroPharma shall control the prosecution thereof and be entitled to retain all amounts recovered in full by reason of such infringement.  Sinotau agrees to cooperate with and assist FluoroPharma in any such action, suit or other proceeding at FluoroPharma’s expense and only to extent that such cooperation is necessary, reasonable and in compliance with Applicable Laws.  FluoroPharma shall have sole control over and the exclusive right to defend and/or negotiate and approve any settlement of such suits, provided, however, if such settlement involves Sinotau’s interests (but not limited to any of its rights hereunder), FluoroPharma shall take into consideration Sinotau’s interests when exercising the said right, and may not reach such settlement unless FluoroPharma and Sinotau have reached unanimous agreement with respect to protection of Sinotau’s interests.

(b)           In the event that the manufacture, use or sale of the Product infringes Third Party Intellectual Property rights in the Territory, FluoroPharma may, by mutual agreement with Sinotau, (i) obtain for Sinotau the right to continue to market, sell and distribute the Product in the Territory, (ii) replace or modify the Product so as to make the Product non-infringing or (iii) in consultation with Sinotau, terminate Sinotau’s rights to sell the Product in the Territory by written notice effective upon receipt.  FluoroPharma may, in its sole discretion, enter into a settlement with the Third Party, including but not limited to obtaining the rights described in (i) above.  If FluoroPharma terminates pursuant to (iii) above, Sinotau shall remove all Product from the market and shall cease distributing the Product in the Territory as directed by FluoroPharma.  In the event that FluoroPharma is enjoined from making and selling and/or Sinotau is enjoined from selling Product as a result of charges of infringement of Patent Rights, such injunction shall not constitute a breach of this Agreement.  In the event the Product is enjoined or FluoroPharma reasonably believes the Product may be infringing, FluoroPharma shall have the right to terminate the License, in which event FluoroPharma will refund the amounts paid by Sinotau to FluoroPharma in terms of Licensing Fees and Sales Milestones.  FluoroPharma hereby disclaims any warranty that the manufacture, use or sale of its Product, or utilization of its Product, Product Precursor or Product Precursor Kit or any of its confidential or proprietary information or its trademarks, is free from liability from infringement or charges of infringement of patent rights or trademarks owned by Third Parties within or outside the Territory.  FluoroPharma shall indemnify Sinotau against Third Party claims of infringement by the Product of a Third Party patent in the Territory as set forth in Article  XI.

(c)           FluoroPharma shall have no liability for any infringement claim resulting from the use or combination of the Product with goods, materials, or services not supplied by FluoroPharma, or any modification or alteration of the Product, where such infringement claim results from the use, combination, modification or alteration.  The foregoing expresses Sinotau’s sole remedy, and FluoroPharma’s sole liability, for any claim of infringement.

ARTICLE X – REPRESENTATIONS AND WARRANTIES

10.1           Representations and Warranties of Each Party.  Each Party hereby represents and warrants to the other Party as of the Effective Date that:

(a)           such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)           such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c)           such Party is authorized to execute this Agreement on behalf of its Affiliates;

(d)           this Agreement has been duly executed and delivered on behalf of such Party by a person or persons who have been duly authorized to do so, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof; and

(e)           the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party

10.2           Additional Sinotau Representations and Warranties. Sinotau hereby represents and warrants to FluoroPharma that:

(a)           it will not promote, market, distribute or sell any product in the Territory that directly or indirectly competes with the Product; and

(b)           it will not directly or indirectly, design, manufacture, develop, register, launch, market, sell, promote, or distribute in the Territory any products that are similar in nature to, or that reasonably compete with, the Product.

10.3            Additional FluoroPharma Representations and Warranties. FluoroPharma hereby represents and warrants to Sinotau that:

(a)           both Licensed Technology and other rights licensed to Sinotau hereunder are legitimate, valid and owned by FluoroPharma without ownership dispute.

(b)           it will deliver to Sinotau Licensed Technology and other rights licensed to Sinotau hereunder in strict compliance with the time and terms set forth herein.

(c)           it will not directly or indirectly, sell the Product, Product Precursor and  Product Precursor Kit or carry out any activity that might compete with Sinotau in the Field in the Territory.

ARTICLE XI – INDEMNIFICATION

11.1           Indemnification by Sinotau.  Sinotau shall indemnify FluoroPharma, its Affiliates, and their respective officers, directors, and employees, for any reasonable out-of-pocket costs and expenses (including court and arbitration costs and reasonable attorneys’ fees), non-appealed or non-appealable judicial or arbitration damage awards, and settlement payments (collectively, “Losses”) payable or owed by such parties in connection with any demands, investigations, lawsuits and other legal actions of Third Parties (“Third Party Claims”) to the extent arising from: (a) Sinotau’s activities under this Agreement, including the performance of any clinical trials or the promotion, sale and distribution of the Product; (b) any breach of representation, warranty, covenant or agreement on the part of Sinotau under this Agreement; (c) product claims, whether written or oral, made by Sinotau in its advertising, publicity, promotion or sale of any Product where such product claims were not provided by or approved, in writing, by FluoroPharma; (d) negligent handling or storage by Sinotau of the Product or changes, additions or modifications to the Product by Sinotau or made at Sinotau’s request (including without limitation any compounding of the Product), (e) other gross negligence or intentional misconduct of Sinotau; (f) any change, alteration, repackaging, or relabeling of any Product following delivery of such Product to Sinotau; or (g) any Intellectual Property claims arising out of Sinotau’s sale of the Product following notice of any potential infringement action under Section 9.3.

11.2           Indemnification by FluoroPharma.  FluoroPharma shall indemnify Sinotau and its Affiliates, and their respective officers, directors, and employees, for any Losses payable or owed by such parties in connection with any Third Party Claim to the extent arising from: (a) FluoroPharma’s activities under this Agreement; (b) any breach of representation, warranty, covenant or agreement on the part of FluoroPharma under this Agreement; (c) Sinotau’s use of product claims, whether written or oral, in its advertising, publicity, promotion or sale of any Product where such product claims were provided by or approved, in writing, by FluoroPharma; (d) any gross negligence or intentional misconduct of FluoroPharma; or (g) infringement by the Product of a Third Party patent in the Territory provided that Sinotau is not in breach of its obligations under Article X and that no modification to the Product was  made without FluoroPharma’s written consent and the Product was used in accordance with such Product’s instructions for use.

11.3           Conditions and Limitations of Indemnification Obligation. In order to maintain the right to be indemnified by the other Party (“Indemnitor”), the Party claiming indemnification (“Indemnitee”) shall: (a) notify the Indemnitor promptly after learning of a Third Party Claim; (b) allow the Indemnitor to manage and control (by way of intervention or otherwise) the defense and/or settlement of any such Third Party Claim against the Indemnitee; (c) cooperate with the Indemnitor in the defense or the settlement negotiations of Third Party Claims as reasonably required by the Indemnitor; and (d) abstain from making any statements or taking any actions which prejudice the defense against a Third Party Claim (including, without limitation, any statements against the interest of the Indemnitee or admissions of causation or guilt).  The Indemnitor shall not agree to any settlement that adversely affects the Indemnitee’s rights or interest without the Indemnitee’s prior written approval (which approval shall not be unreasonably withheld).  The failure to promptly notify the Indemnitor of any such Third Party Claim shall not relieve the Indemnitor of any such duty to indemnify except to the extent that the Indemnitor can demonstrate actual loss and prejudice as a result of such failure. The Indemnitee may participate in any such defense, at its own expense, by separate counsel of its choice; provided further, that any such participation shall not limit the Indemnitor's right to control such defense.

11.4           In event that FluoroPharma fails to carry out its obligation hereunder, in whole or part, including but not limited to provision of Licensed Technology, other  rights or licenses granted to Sinotau or assistance to Sinotau necessary for the performance of its obligation hereunder, Sinotau shall have the right to request FluoroPharma to cure such failure immediately and indemnify Sinotau for any losses caused by such failure. If FluoroPharma fails to cure such failure within 30 days upon receipt of written notice from Sinotau requiring such cure, Sinotau may (1) terminate this Agreement; (2) request a refund of amount that has been paid to FluoroPharma hereunder; and (3) request penalty equal to two (2) times the total amount of Milestone Payments. If the losses suffered by Sinotau exceed the said penalty, FluoroPharma shall continue to compensate Sinotau for the difference.

ARTICLE XII – CONFIDENTIALITY

12.1           Confidentiality; Exceptions.  Except to the extent expressly contemplated by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any information or other confidential and proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”) or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement, including but not limited to trade secrets, Know-how, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to a Party’s past, present and future marketing, financial, and research and development activities of any product or potential product or useful technology of the Disclosing Party and the pricing thereof (collectively, “Confidential Information”), except to the extent that it can be established by the Receiving Party that such Confidential Information: (a) was in the lawful knowledge and possession of the Receiving Party prior to the time it was disclosed to, or learned by, the Receiving Party, or was otherwise developed independently by the Receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement.

12.2           Scientific Publication.  Subject to the following, Sinotau has the right to publish any results of clinical trials conducted/contracted by Sinotau to obtain Product Approval hereunder. Before publishing or presenting any findings from such clinical trials, Sinotau will furnish FluoroPharma with a copy of any proposed publication or presentation at least thirty (30) days before the proposed presentation or submission for publication. Upon request from FluoroPharma, Sinotau will remove any Confidential Information from the proposed publication or presentation, provided, however, such removal will not reflect adversely on obtaining of Product Approval. In addition, FluoroPharma shall have the right to an additional delay of up to sixty (60) days in order to permit the timely preparation and filing of a patent application(s) on the subject information and/or discovery

12.3           Authorized Disclosure.  Except as expressly provided otherwise in this Agreement, a Receiving Party may use and disclose Confidential Information of the Disclosing Party as follows: (a) to the Receiving Party’s Affiliates, sublicensees, employees, officers, directors, agents, consultants, and/or other Third Parties under appropriate confidentiality provisions no less stringent than those in this Agreement, in connection with the performance of its obligations or exercise of its rights under this Agreement; or (b) to the extent such disclosure is reasonably necessary in defending litigation or required by Applicable Law; provided, however, that if a Receiving Party is required by Applicable Law to make any such disclosure of a Disclosing Party’s Confidential Information it will, except where impracticable for necessary disclosures, for example in the event of medical emergency, give reasonable advance notice to the Disclosing Party of such disclosure requirement and will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed at the Disclosing Party's reasonable expense; or (c) to potential or actual acquirers, merger candidates or investors or venture capital firms, investment bankers or other financial institutions or investors, provided that in connection with such disclosure, such Receiving Party shall inform each disclosee of the confidential nature of such Confidential Information and cause each disclosee to treat such Confidential Information as confidential; or (d) to the extent mutually agreed to in writing by the Parties; provided, however, that, in each of the above situations, the Receiving Party shall remain responsible for any failure by any Person who receives the Confidential Information pursuant to this Section 12.3 to treat such Confidential Information as required under this Article XII.

12.4           Disclosure of Agreement.   Neither Party shall be free to issue any press release or other public disclosure regarding the Agreement except (a) with the other Party’s prior written consent, not to be unreasonably withheld or delayed or (b) for any disclosure that is reasonably necessary to comply with applicable national or international securities exchange or other capital market listing requirements or Applicable Laws, it being understood that FluoroPharma is permitted to file this Agreement with the U.S. Securities and Exchange Commission to the extent it reasonably determines disclosure is required under Applicable Law, but FluoroPharma shall use reasonable efforts to seek confidential treatment of pricing and other competitively-sensitive information.  The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of any such press releases prior to the issuance thereof.  Except to the extent required by Applicable Law or as otherwise permitted in accordance with this Section 13.4, neither Party shall make any public announcements concerning this Agreement  without the prior written consent of the other, which shall not be unreasonably withheld.  Notwithstanding the foregoing, to the extent information regarding this Agreement has already been publicly disclosed in the same context, either Party may subsequently disclose the same information to the public without the consent of the other Party.  Each Party shall be permitted to disclose the terms of this Agreement, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement, to any actual or potential investors, acquirers, merger partners, or purchasers of assets of such Party and to the professional advisors thereof.

ARTICLE XIII – TERM AND TERMINATION

13.1           Term.  The term of this Agreement shall commence on the Effective Date and unless earlier terminated pursuant to this Article XIII, shall continue in full force and effect until the date of expiration of the last to expire Valid Claim in the FluoroPharma Patents and/or Licensed Patents covering the Product in the Field in the Territory, or in the event that no patents issue covering the Product in the Field in the Territory, then ten (10) years from the Product approval by the CFDA or Health Canada or approval of any competing generics by the CFDA or Health Canada, whichever is earlier.

13.2           Fully-Paid License.  Upon expiration of the Term, the license granted to Sinotau in Article II shall become a perpetual, irrevocable, fully-paid license. For the purpose of clarity, upon expiration of the Term of this Agreement, Sinotau’s obligations to FluoroPharma under clauses 5.1, 5.2 and 5.3 shall cease.

13.3           Termination by FluoroPharma for Breach.  FluoroPharma shall have the right to terminate this Agreement upon thirty (30) days notice if Sinotau materially breaches this Agreement and does not cure such breach within thirty (30) days (except as otherwise provided in this Agreement) following written notice by FluoroPharma, including, without limitation, any of the following:

(a)           the failure by Sinotau to make payment for Product purchased in accordance with this Agreement;

(b)           the failure by Sinotau to make milestone payments;

(c)           the failure by Sinotau to make royalty payments

(d)           the failure to honor warranties;

(e)           the unauthorized disclosure or use of FluoroPharma’s Confidential Information;

(f)           the failure to comply with Applicable Laws regarding the marketing, distribution and sale of Product within the Territory (including, by way of explanation but not by limitation, compliance with any local currency restrictions);

(g)           violation of any of the obligations of Sinotau with respect to Intellectual Property;

(h)           violation of the commitments of Sinotau with respect to approvals and compliance with Applicable Laws or violation of the prohibition against assignment; or

(i)           any event, action or failure that constitutes cause for termination under Applicable Law.

13.4           Termination by Sinotau for Breach.  Sinotau shall have the right to terminate this Agreement upon thirty (30) days notice if FluoroPharma materially breaches this Agreement and does not cure such breach within thirty (30) days following written notice by Sinotau, including, without limitation, any of the following:

(a)           the failure by FluoroPharma to provide Licensed Technology and complete Technology Transfer within six (6) months of the Effective Date of this Agreement;

(b)           the failure by FluoroPharma to provide other rights or licenses granted to Sinotau hereunder;

(c)           the failure by FluoroPharma to provide assistance to Sinotau necessary for the performance of FluoroPharma’s obligation hereunder

(d)           the failure to honor warranties;

(e)           the unauthorized disclosure or use of Sinotau’s Confidential Information;

(f)           the failure to comply with applicable laws and regulations regarding manufacture, sales, export and transportation of product and technology;

(g)           violation of any of the obligations of FluoroPharma with respect to Intellectual Property; or

(h)           any event, action or failure that constitutes cause for termination under Applicable Law.

13.5           Sinotau Insolvency Event. FluoroPharma shall retain the right to terminate this Agreement in the event that Sinotau becomes insolvent, files a petition in bankruptcy, or is declared bankrupt, or makes an assignment for the benefit of creditors, during the Term of this Agreement. Termination under this Section 13.5 shall be effective upon twenty (20) days prior written notice

13.6           FluoroPharma Insolvency Event. Sinotau shall retain the option to (a) terminate this Agreement or (b) receive from FluoroPharma the Know-how and Intellectual Property Rights necessary for the production of the Product Precursor, Product Precursor Kit and the Product within the Territory for sales and distribution in the Field in the Territory by Sinotau free of charge in the event that FluoroPharma becomes insolvent, files a petition in bankruptcy, or is declared bankrupt, or makes an assignment for benefit of creditors, during the Term of this Agreement.  Termination under this Section 13.6 shall be effective upon twenty (20) days prior written notice. Under option (b) in this Section 13.6 the license granted to Sinotau in Article II shall become a perpetual, irrevocable, fully-paid license and Sinotau’s obligation to pay Milestone Payments under Section 5.1, Royalties under Section 5.2 and Volume Sales Milestones under Section 5.3 to FluoroPharma, its successors or creditors shall be terminated.

13.7           Discontinuance of the Product.  FluoroPharma may terminate this Agreement immediately upon written notice in the event that FluoroPharma abandons, terminates or otherwise discontinues the development or sale of the Product in either the United States of America or Europe provided that in such event FluoroPharma shall transfer to Sinotau all rights, tittle and interest to all Know-how, Intellectual Property and Licensed Technology necessary to continue the production and marketing of the Product within the Territory for sales and distribution in the Field in the Territory by Sinotau.  Sinotau shall be responsible for any properly documented and justified out-of-pocket costs incurred by FluoroPharma for such transfer but shall otherwise be free of charge. Upon discontinuation of the Product and termination of this Agreement by FluoroPharma under this Section 13.7 the license granted to Sinotau in Article II shall become a perpetual, irrevocable, fully-paid license and Sinotau’s obligation to pay Milestone Payments under Section 5.1, Royalties under Section 5.2 and Sales Volume Milestones under Section 5.3 to FluoroPharma shall be terminated.

13.8           Failure to Obtain Product Approvals. Either Party may terminate this Agreement if the CFDA or Health Canada rejects the Product application for registration.

13.9           Effect of Termination.  Upon termination of this Agreement, then the following consequences shall apply:

(a)           Sinotau’s rights and each of Sinotau and FluoroPharma’s obligations under this Agreement with respect to the Territory shall terminate, except as otherwise contemplated by Section 13.6, Section 13.7 and this Section 13.9.

(b)           Except for termination due to FluoroPharma’s insolvency event; all trademarks, marks, trade names, patents, copyrights, designs, drawings, formulas or other data, photographs, samples, literature, and sales and promotional aids of every kind shall remain the sole and exclusive property of FluoroPharma.  Within thirty (30) days after the effective date of termination of this Agreement, Sinotau shall destroy all tangible items bearing, containing, or contained in, any of the foregoing, in its possession or control and provide written certification of such destruction, or prepare such tangible items for shipment to FluoroPharma, as FluoroPharma may direct, at FluoroPharma’s expense.  Sinotau shall not make or retain any copies of any confidential or proprietary items or information, which may have been entrusted to it.  Effective upon the termination of this Agreement, Sinotau shall cease to use all trademarks and trade names of FluoroPharma. In the event of termination due to FluoroPharma’s insolvency Sinotau shall receive all right in the Territory to trademarks, marks, trade names, patents, copyrights, designs, drawings, formulas or other data, photographs, samples, literature, and sales and promotional aids of every kind owned by FluoroPharma.

(c)           Upon termination of this Agreement due to breach by Sinotau under Section 13.3, FluoroPharma may, in its reasonable discretion, as permitted by Applicable Laws, appoint itself as successor to Sinotau or appoint a Third Party that is located in the Territory, organized under the laws of the Territory and legally competent to hold and maintain the Product Approvals under the laws of the Territory, as successor to Sinotau (the “Successor Entity”).

(d)           Upon termination of this Agreement due to breach by Sinotau under Section 13.3, Sinotau shall transfer and assign to FluoroPharma or the Successor Entity, as applicable, all Product Approvals, permits, filings and authorizations (including Reimbursement Authorizations), if any, obtained by Sinotau for the purpose of marketing, distributing and selling the Product in the Territory, not later than the effective date of such expiration or termination or as soon as practicable if this Agreement is terminated by FluoroPharma due to Sinotau’s breach under Section 13.3.  Sinotau shall reasonably cooperate, at FluoroPharma’s request and reasonable expense, in making any filings, executing any instruments, or taking other actions reasonably necessary to make such transfer of Product Approvals and any pricing approvals effective with Regulatory Authorities.

(e)           Upon termination of this Agreement due to breach by Sinotau under Section 13.3, Sinotau shall, at FluoroPharma’s request, promptly assign to FluoroPharma or the Successor Entity, as applicable, all of Sinotau’s rights and obligations under tender contracts for such Territory with any Third Parties that grant to such Third Parties rights to purchase Product from Sinotau, but solely to the extent that such tender contract relates to Product.

(f)           Sinotau shall provide FluoroPharma with a complete inventory of Product Precursor or Product Precursor Kit in Sinotau’s possession or otherwise in Sinotau’s control, within ten (10) days after the effective date of the expiration or termination under Section 13.3.  FluoroPharma may inspect Sinotau’s Product Precursor or Product Precursor Kit inventory and audit Sinotau’s records in the manner provided hereinabove.

(g)           Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration including the licensing and payment obligations,  hereunder and any and all damages or remedies arising from any breach hereunder.  Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination of this Agreement. All other rights and obligations of the Parties other than those that by their nature are intended to survive expiration or termination of this Agreement shall cease upon expiration or termination of this Agreement.

ARTICLE XIV – DISPUTES

14.1           Disputes.  The Parties shall attempt to resolve all disputes between the Parties arising out of or relating to this Agreement and all related agreements, collectively or separately, amicably through good faith discussions upon the written request of any Party.  In the event that any such dispute cannot be resolved thereby within a period of sixty (60) days after such notice has been given (the last day of such sixty (60) day period being herein referred to as the “Arbitration Date”), such dispute shall be finally settled by arbitration in accordance with the terms of this Article XIV.

14.2           Arbitration.  Any arbitration herein shall be conducted in accordance with the Arbitration Rules and Procedures of I.C.C. then in effect, by one or more commercial arbitrator(s) with substantial experience in resolving complex commercial contract disputes, who may or may not be selected from the appropriate list of I.C.C. arbitrators.  If the parties cannot agree upon the number and identity of the arbitrators within fifteen (15) days following the Arbitration Date, then a single arbitrator shall be selected on an expedited basis in accordance with the Arbitration Rules and Procedures of I.C.C..  Such arbitration proceeding shall be conducted in English and in Boston, Commonwealth of Massachusetts.  Any arbitrator so selected shall have substantial experience in the pharmaceutical industry.  The arbitrator(s) shall have the authority to grant specific performance and to allocate between the Parties the costs of arbitration (including service fees, arbitrator fees and all other fees related to the arbitration) in such equitable manner as the arbitrator(s) may determine.  Judgment upon the award so rendered may be entered in a court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.  Notwithstanding the foregoing, each Party shall have the right to institute an action in a court of proper jurisdiction for preliminary injunctive relief pending a final decision by the arbitrator(s), provided, however, that a permanent injunction and damages shall only be awarded by the arbitrator(s).  The Parties agree that this Article XIV has been included to resolve rapidly and inexpensively any controversies, claims or disputes between them with respect to this Agreement, and that this Article XIV shall be grounds for dismissal of any action commenced by any Party in any court with respect to any controversy, claim or dispute arising out of or relating to this Agreement.

14.3           Exclusions.  Nothing in this Article XIV shall preclude a Party from seeking and obtaining in a court of competent jurisdiction injunctive or equitable relief to preserve the status quo or prevent immediate harm to the Party.  The terms of this Article XIV shall not apply to any disputes relating to a material breach of Article XII (Confidentiality) or any claim relating to the Intellectual Property rights of a Party, each of which may be brought in a court of competent jurisdiction

ARTICLE XV – MISCELLANEOUS

15.1           Force Majeure.  Nonperformance by either Party shall be excused to the extent that performance is rendered beyond such Party’s reasonable control by industrial conflicts, mobilization, requisition, embargo, currency restriction, insurrection, general shortage of transport, material or power supply, fire, flood, earthquake, explosion, stroke of lightning, other force majeure and similar casualties or other events beyond either Party’s reasonable control, as well as default in deliveries from subcontractors due to such circumstances as defined in this Section 15.1.  If a Force Majeure event exists for more than 180 days, then the non-performing Party shall have the right to terminate this Agreement upon written notice to the other Party and the terms of Section 13.9 shall apply.

15.2           Performance by Affiliates.  Each Party agrees to cause its Affiliates to comply with the provisions of this Agreement as applicable to such Affiliate and to guarantee the payment and performance thereof.  Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement will be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

15.3           Independent Contractors.  It is understood that both Parties are independent contractors and are engaged in the operation of their own respective businesses.  Neither Party is the agent of the other for any purpose whatsoever, and neither Party has any authority, express or implied, to enter into any contracts or assume any obligations for the other, to pledge the credit of the other or make any warranties or representations on behalf of the other, except where expressly authorized in writing to do so.  Nothing in this Agreement or in the activities of either Party shall be deemed to create an agency, partnership or joint venture relationship.

15.4           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or via internationally recognized overnight delivery, or by registered or certified mail (postage prepaid, return receipt requested), or by facsimile with confirming letter sent by mail as provided above, to the following address (or at such other address for which such Party gives notice hereunder):

If to Sinotau:                         Beijing Sinotau Medical Research Co., Ltd.
5th Floor, No. 9 Building, 8th Life Park,
Life Science Park of Zhongguancun, Changping District,
Beijing, China 102206
Attention: Xu Xinsheng

If to FluoroPharma:               FluoroPharma Medical, Inc.
Attention:  T. H. Tulip, Ph.D.
8 Hillside Avenue, Suite 108
Montclair, NJ 07042
ttulip@fluoropharma.com

with a copy to (which shall not constitute notice):
FluoroPharma Medical Inc.
Attention:  Tamara Rhein, CFO
Facsimile Number:  973-744-7617

Notices shall be considered delivered when mailed or sent by confirmed email or facsimile in accordance with the provisions of this Section 15.4, subject to proof of receipt or facsimile confirmation or by mail receipt.

15.5           Governing Law.  This Agreement, and the rights and obligations of the parties hereunder, shall be governed, construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., without reference to conflict of laws and choice of law principles and excluding the United Nations Convention on Contracts for the International Sale of Goods.

15.6           Entire Agreement.  This Agreement, including the Exhibits, sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior oral and written, and all contemporaneous oral, agreements, understandings and arrangements.  No modification of or amendment to this Agreement shall be effective unless signed by the Parties.

15.7           Control of FluoroPharma’s successor. FluoroPharma agrees that in case this Agreement and/or the rights to the Product, Intellectual Property are transferred or assigned to a successor and if there is any change of control of said successor, Sinotau’s rights under this Agreement shall not be infringed and this Agreement shall not be unilaterally terminated by either FluoroPharma or its successor.

15.8           Assignment by FluoroPharma.  FluoroPharma agrees that its rights and obligations under this Agreement may not be transferred or assigned, directly or indirectly, to any Person without the prior written consent of Sinotau; provided, however, that FluoroPharma may transfer or assign this Agreement to (i) an Affiliate (for so long as such Person remains an Affiliate) or (ii) an acquirer of, or successor to, all or substantially all of FluoroPharma’s assets related to this Agreement. Upon any attempted prohibited assignment by FluoroPharma, this Agreement shall terminate at Sinotau’s option, and FluoroPharma and its attempted assignee shall be jointly and severally liable hereunder.  Subject to the foregoing, this Agreement shall be binding upon and inure to, the benefit of the parties and their respective successors and permitted assigns.

15.9           Assignment by Sinotau.  Sinotau agrees that its rights and obligations under this Agreement may not be transferred or assigned, directly or indirectly, to any Person without the prior written consent of FluoroPharma; provided, however, that Sinotau may transfer or assign this Agreement to an Affiliate (for so long as such Person remains an Affiliate) ) as long as such Affiliate does not directly or indirectly compete with FluoroPharma with respect to the Product or such assignment is reasonably likely to adversely affect the Product.  Upon any attempted prohibited assignment by Sinotau, this Agreement shall terminate at FluoroPharma’s option, and Sinotau and its attempted assignee shall be jointly and severally liable hereunder.  Subject to the foregoing, this Agreement shall be binding upon and inure to, the benefit of the parties and their respective successors and permitted assigns.

15.10           Product Discontinuation by FluoroPharma’s Successor. FluoroPharma agrees that in case this Agreement and/or the rights to the Product, Intellectual Property are transferred or assigned to (i) an Affiliate, (ii) an acquirer or (iii) successor, and in the event that said entity abandons, terminates or otherwise discontinues the development or sale of the Product in either the United States of American or Europe, Sinotau shall have the right, at its sole discretion, to either (a) retain rights to the Product in the Territory and receive all Know-how and Intellectual Property Rights necessary for the registration, production and marketing of the Product within the Territory for sales and distribution in the Field in the Territory by Sinotau or (b) rescind the NDA filed in the Territory and receive a full refund of all Licensing Fees paid by Sinotau to FluoroPharma. FluoroPharma’s (i) affiliate, (ii) acquirer or (iii) successor shall have no right to refuse or dispute Sinotau’s rights under this clause. If FluoroPharma’s (i) Affiliate, (ii) acquirer or (iii) successor discontinues development of the Product due to bankruptcy under Chapter 7th, Title 11, U. S. C. or Chapter 11th, Title 11, U.S.C and Sinotau wishes to pursue option under option (a) the license granted to Sinotau in Article II shall become a perpetual, irrevocable, fully-paid license and Sinotau’s obligation to pay Milestone Payments under Section 5.1, Royalties under Section 5.2 and Volume Sales Milestones under Section 5.3 to FluoroPharma or its (i) Affiliate, (ii) acquirer or (iii) successor shall be terminated. If FluoroPharma’s (i) Affiliate, (ii) acquirer or (iii) successor discontinues development of the Product due to bankruptcy under Chapter 7th, Title 11, U. S. C. or Chapter 11th, Title 11, U.S.C and Sinotau wishes to pursue option (b) Sinotau shall be repaid all Licensing Fees plus banking interest of 10% per annum calculated from date of payment ahead of all creditors or investors to FluoroPharma’s (i) Affiliate, (ii) acquirer or (iii) successor.

15.11           Severability.  If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall remain, nevertheless, in full force and effect.  The parties agree to renegotiate in good faith any term held invalid and to be bound by the agreed substitute provision in order to give the most approximate effect intended by the parties.

15.12           Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any article, section, recital, exhibit, schedule or party references are to this Agreement unless otherwise stated.  No Party or its counsel shall be deemed to be the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any Party.

15.13           Export Control.  Sinotau understands and acknowledges that FluoroPharma is subject to regulation by agencies of the U.S. Government, including but not limited to, the FDA and the U.S. Department of Commerce, which prohibit and/or regulate export or diversion of certain products and technology to certain countries.  Any and all obligations of FluoroPharma to provide the Product Precursor Kit as well as any other technical information and assistance shall be subject in all respects to such United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including without limitation the Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, Bureau of Import Administration.  Sinotau agrees to cooperate with FluoroPharma, including, without limitation, providing required documentation, in order for FluoroPharma to obtain export licenses or exemptions therefrom.  Sinotau warrants that it will comply with the Export Administration Regulations and other United States laws and regulations governing exports in effect from time to time.

15.14           Waiver.  No waiver of any term or condition of this Agreement shall be valid or binding on either Party unless agreed in writing by the Party to be charged.  The failure of either Party to enforce at any time any of the provisions of the Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either Party to enforce each and every such provision thereafter.

15.15           Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa.  The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”.  Unless the context otherwise requires, references in this Agreement to Articles, Sections, and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement.  Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.16           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Each Party may execute this Agreement by facsimile transmission or in Adobe(TM) Portable Document Format (PDF) sent by electronic mail.  In addition, facsimile or PDF signatures of authorized signatories of any Party will be deemed to be original signatures and will be valid and binding, and delivery of a facsimile or PDF signature by any Party will constitute due execution and delivery of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

FluoroPharma Medical, Inc.

By: /s/ Thomas H. Tulip

Name: Thomas. H. Tulip

Title: President and C.E.O.

Sinotau USA, Inc.

By: /s/ Xu Xinseng

Name: Xu Xinsheng

Title: Director

EXHIBIT A

1.
“Product” means BFPET solution for injection. For the purpose of interpretation of this Agreement, the term “Product” shall be interpreted to be inclusive of both the “Product Precursor” and “Product Precursor Kit”.

2.	“Product Precursor” means any chemical or formulation from which the [18F] Product is prepared by fluorination.

3.	“Product Precursor Kit” means any formulation and/or packaging containing the Product Precursor.

4.
“Territory” means: The People's Republic of China, (and for the avoidance of doubt, excluding Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and Canada. Both the People’s Republic of China and Canada shall be considered to constitute separate constituent parts of the “Territory”; determination of Royalty Rate in clause 5.2 and Sales Volume Milestones in clause 5.3 shall be done considering sales in both the People’s Republic of China and Canada to be separate and exclusive of each other.

5.	“Field” means the use of the Product in human patients to image cardiovascular structures, processes and/or abnormalities

6.	“Additional Territories” means the Commonwealth of Australia and the Republic of Singapore.

7.	“Quality Control Procedures” means all activities and associated metrics required to produce the Product in manner and with an outcome satisfactory to meet regulatory standards.

EXHIBIT B

ANNUAL CERTIFICATION OF COMPLIANCE WITH
THE FCPA AND ANTI-BRIBERY LAWS

I, ____________________, hereby certify that Sinotau, its subsidiaries, and any agent or other person acting on behalf of Sinotau or any subsidiary, have not made, offered to make, or agreed to make any loan, gift, donation, or payment, or transfer of anything of value, directly or indirectly, whether in cash or in kind, to or for the benefit of any “foreign official and/or foreign political party,” in connection with any business activity of FluoroPharma Medical, Inc.  For purposes of this certification, the term “foreign official” includes:

1.
Any employee or officer of a government of a foreign country (i.e., a country other than the United States of America), including any federal, regional, or local department, agency, instrumentality or enterprise owned or controlled by the foreign government;

2.	Any official of a foreign political party;

3.	Any official or employee of a public international organization;

4.	Any person acting in an official capacity for, or on behalf of, such entities; and

5.	Any candidate for foreign political office.

I hereby confirm that if I learn of any of the prohibited activities described above, I will immediately advise FluoroPharma Medical, Inc.

I hereby confirm that I am not a foreign government official.

Signature: ___________________________

Name: ______________________________

Title: _______________________________

Date: _______________________________